Exhibit 3.1
State of Delaware
Secretary of State
Division of Corporations
Delivered 11:41 AM 06/21/2011
Filed 11:41 AM 06/21/2011
SRV 110744054 – 5000369 FILE

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.)	The jurisdiction where the Non-Delaware Corporation first formed is Nevada.
2.)	The jurisdiction immediately prior to filing this Certificate is Nevada.
3.)	The date the Non-Delaware Corporation first formed is January 5, 2000.
4.)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Premier Alliance Group, Inc.
5.)	The name of the Corporation as set forth in the Certificate of Corporation is Premier Alliance Group, Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 15th day of June, A.D. 2011.

By: /s/ Mark S. Elliott
Name: Mark S. Elliott
Title: President

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:41 AM 06/21/2011
Filed 11:41 AM 06/21/2011
SRV 110744054 – 5000369 FILE

CERTIFICATE OF CORPORATION
OF
PREMIER ALLIANCE GROUP, INC.

FIRST:  The name of the corporation is:  PREMIER ALLIANCE GROUP, INC.

SECOND:  The address of the Corporation’s registered office in the state of Delaware is 1521 Concord Pike, #303, in the city of Wilmington, County of New Castle, 19803. The name of its registered agent at such address is Northwest Registered Agent Service, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful activity for which a corporation may be organized under the laws of the General Corporation Law of the State of Delaware.

FOURTH:  The Corporation shall be authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of both classes of stock which the Corporation has authority to issue is fifty million (50,000,000) shares, consisting of:  forty five million (45,000,000) shares of Common Stick, $0.001 par value per share, and five million (5,000,000) shares of Preferred Stock, $0.001 par value per share.

            The Board of Directors of the Corporation (the “Board of Directors” is authorized, subject to limitations prescribed by applicable law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series, each of which series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of the shares thereof. Each such series of Preferred Stock shall have such voting powers, shall consist of such number of shares, shall be issued for such consideration and shall otherwise have such powers, designations, preferences and relative, participating, optional or other rights, if any, and such qualifications, limitations or restrictions, if any, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with applicable law.

FIFTH:  The name and address of the sole incorporator is as follows:

         Name:                                                      Address:

         Mark Elliott                                           c/o Premier Alliance Group, Inc.
4521 Sharon Road, Suite 300
Charlotte, NC 28211

SIXTH:  Unless required by law or determined by the chairman of the meeting to be advisable, the vote by stockholders on any matter, including the elections of directors, need not be by written ballot.

SEVENTH:  The Corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in the Certificate of Incorporation under which the Corporation is organized or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders in said Certificate of Incorporation or any amendment thereto are granted subject to the aforementioned reservation.

EIGHTH:  The Board of Directors shall have the power at any time, and from time to time, to adopt, amend, and repeal any and all By-laws of the Corporation.

NINTH:  To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director. Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TENTH:  1. The Corporation shall indemnify to the maximum extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by such person in connection with such action, suit or proceeding.

2. The indemnification and other rights set forth in this Article TENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled to under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

3. Any repeal or modification of the foregoing provisions of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right or protections of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has signed this instrument on the 10th day of June 2011, thereby acknowledging that this instrument is the act and deed of the undersigned and that the facts stated above are true.

/s/ Mark Elliott
Mark Elliott
Sole Incorporator